Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Jim Thomson	Andrea Miner
Chief Financial Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Closes $45 Million

Asset Based Credit Facility

Tempe, Ariz., March 29, 2004/PR Newswire/ — Rockford Corporation (NASDAQ:ROFO) announced today that it has closed a three year $45.0 million senior asset based credit facility with Congress Financial Corporation (Western) as Agent and Wachovia Bank, National Association as Arranger and a one year $4 million junior term loan with Hilco Capital LP. These credit facilities replaced the $30 million revolving credit facility previously maintained with Bank of America, N.A. and Bank One, Arizona, N.A.

Jim Thomson, chief financial officer said, “This new senior credit facility gives us significantly more flexibility than our previous facility. It offers us a larger borrowing base, fewer covenants and is more competitively priced. This new line will provide us with working capital to fund both our ongoing business and growth objectives.”

About Rockford

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart and Q-Logic brand names. Home Audio brands include Fosgate Audionics, NHT and MB Quart. Rockford’s professional brands include MB Quart and Hafler. In the consumer technology sector Omnifi and SimpleDevices SimpleCenter deliver wireless home computer music management to the home and mobile audio systems.